Exhibit 99.1

Rogers Corporation Reports 2008 Third Quarter Results

ROGERS, Conn.--(BUSINESS WIRE)--October 29, 2008--Rogers Corporation (NYSE:ROG) announced today third quarter 2008 revenues of $101.7 million and net earnings of $0.51 per diluted share. Revenues and earnings per diluted share were slightly higher than the Company’s July 30, 2008 guidance of $98-$101 million in sales and $0.45-$0.48 in earnings per diluted share. Third quarter 2007 revenues from continuing operations were $109.6 million with income from continuing operations of $0.55 per diluted share.

High Performance Foams

High Performance Foams achieved all time record quarterly sales of $33.9 million, approximately 15% higher than the $29.5 million reported for the third quarter of 2007. Sales gains were driven by continued strength for PORON® polyurethane foam materials across several market segments, especially in the consumer electronics market and in major cell phone applications, where the Company continues to win new designs. The Company is pleased with the operational performance of this business as it continues to develop new products and gain wider acceptance in diverse applications around the world, by helping customers meet their more stringent product requirements.

Printed Circuit Materials

Sales of Printed Circuit Materials for the quarter totaled $31.8 million, down approximately 14% from the third quarter of 2007. The Flexible Circuit Materials business, which previously was included in Printed Circuit Materials, accounted for approximately two thirds of the year-over-year drop in quarterly sales. The balance of the lower revenues is due to weaker demand for low-noise-block–down converters (LNB’s) into the Satellite TV market. The downturn in this market segment is attributable to the softness in the new housing market and weakened economy. On the positive side, we are starting to see signs that “3G” (Third Generation) wireless systems are beginning to be rolled out in China and the three major telecom providers in China appear to be moving forward with their wireless infrastructure build. Also, high frequency circuit material sales into high reliability markets continue to do well.

Custom Electrical Components

Custom Electrical Component sales for the third quarter were $23.2 million, compared to sales of $32.9 million reported in the third quarter of 2007. As expected, the decline in revenue was driven by the reduction in demand for electroluminescent lamps (EL) for keypad backlighting in the portable communications market. Strength in demand for the Company’s power distribution systems products into the mass transit market continues to gain momentum with record third quarter sales, which marks the twelfth consecutive quarter of record year-over-year quarterly sales. Additionally, the Company is increasing the penetration of its power distribution systems products into turbines for wind power applications, and anticipates it will continue to benefit from the planned mass transit infrastructure expansion expected in China and other countries around the world.

Joint Ventures

Rogers’ 50% owned joint ventures had quarterly sales totaling $32.8 million, an increase of 4.6% compared to the $31.4 million sold in the third quarter of 2007. The Company’s polyurethane foam joint ventures with INOAC Corporation in Japan and China drove the growth for this quarter.

Other Information

Rogers’ gross margin for the third quarter of 2008 was 31.5% versus 28.4% in the third quarter of 2007. Inventories at the end of the third quarter totaled $46 million versus $51.2 million at the end of 2007.

Rogers’ balance sheet ended the third quarter with a cash and short-term investment balance of $46.7 million, while the Company generated free cash flow of $3.3 million. The Company’s holdings of auction rate securities at quarter-end had a par value of $54.4 million with a $52.9 million fair value. Subsequent to the close of the third quarter, we were notified that two of the investments held in auction rate securities will be redeemed at par value and a third investment will be partially redeemed also at par value during the fourth quarter of 2008, for a total redemption of $4.4 million. The Company will continue to classify these investments as long-term marketable securities on the balance sheet, except those that mature within 12 months, or that will be redeemed in the fourth quarter. Capital expenditures were approximately $5.3 million for the third quarter 2008 and $14.4 million year-to-date. Total capital expenditures for the year are expected to be approximately $20 million.

The Company's third quarter effective tax rate was 17.3%. The Company’s third quarter results benefited from certain one-time discrete tax adjustments that positively impacted the rate; however, these adjustments were almost entirely offset by consulting fees and incentive compensation costs directly attributable to a portion of these tax benefits. The Company believes its tax rate will be approximately 26% for the full year 2008 as it continues to benefit from the implementation of certain international tax planning strategies as well as the retroactive reinstatement of the federal research and development tax credit.

Robert D. Wachob, Rogers’ President and CEO commented; “Considering the current state of the world economy, I am pleased with Rogers’ third quarter results. These results reflect the Company’s strong balanced product portfolio and the diverse global markets that we serve. Rogers continues to introduce new products and new applications to strengthen our overall market position. The core businesses of Rogers, which excludes the restructured Durel and Flexible Circuit Materials businesses, grew sales by approximately 8.5% compared to the third quarter of 2007. The Company continues to generate strong cash flow and has a solid, debt free balance sheet, which affords us the flexibility to be opportunistic in these difficult times and press ahead when our competition may not be as fortunate. While we do not know for sure how the economy will unfold, based on fourth quarter results so far and current forecasts, which include a sequential $6 million decline at Durel, we project fourth quarter net earnings per diluted share of $0.40-$0.46 and sales of $92-$96 million.”

Rogers Corporation (NYSE:ROG), headquartered in Rogers, CT, is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut and Illinois), Europe (Ghent, Belgium) and Asia (Suzhou, China). In Asia, the Company maintains sales offices in Japan, China, Taiwan, Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation, in Taiwan with Chang Chun Plastics Co., Ltd. and in the U.S. with Mitsui Chemicals, Inc.

The world runs better with Rogers.® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2007 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of October 29, 2008, and Rogers undertakes no duty to update this information unless required by law.

Additional Information and October 30, 2008 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorp.com

Financial News Contact: Dennis M. Loughran, Vice President Finance and Chief Financial Officer

Phone: 860-779-5508

FAX: 860-779-4714

Investor Contact: William J. Tryon, Manager of Investor and Public Relations

Phone: 860-779-4037

FAX: 860-779-5509

Email: william.tryon@rogerscorporation.com

A conference call to discuss third quarter results will be held on Thursday, October 30, 2008 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Robert D. Wachob, President and CEO

Dennis M. Loughran, Vice President, Finance and CFO

Debra J. Granger, Vice President, Corporate Compliance and Controls

Robert M. Soffer, Vice President and Secretary

Paul B. Middleton, Principal Accounting Officer and Treasurer

William J. Tryon, Manager of Investor and Public Relations

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929 Toll-free in the United States

1-973-935-8524 Internationally

There is no passcode for the live teleconference.

For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Thursday, November 6, 2008. The passcode for the audio replay is 70786063.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
Net sales	$101,696	$109,626	$301,694	$322,588
Cost of sales	69,612	78,448	205,830	240,688
Gross margin	32,084	31,178	95,864	81,900

Selling and administrative	20,498	16,874	57,712	53,733
Research and development	5,736	5,577	16,973	17,301
Restructuring and impairment charges	-	202	-	3,283
Operating income (a)	5,850	8,525	21,179	7,583

Equity income in unconsolidated joint ventures	2,536	2,110	5,145	4,852
Other income less other charges	622	72	2,058	844
Interest income, net	594	449	2,064	1,334
Income from continuing operations before income taxes	9,602	11,156	30,446	14,613
Income tax expense	1,657	2,060	7,785	741
Income from continuing operations	7,945	9,096	22,661	13,872
Income (loss) from discontinued operations	-	(146)	-	259
Net income	$7,945	$8,950	$22,661	$14,131

Basic net income per share:
Income from continuing operations	$0.51	$0.55	$1.44	$0.84
Income (loss) from discontinued operations	-	(0.01)	-	0.01
Net income	$0.51	$0.54	$1.44	$0.85

Diluted net income per share:
Income from continuing operations	$0.51	$0.55	$1.43	$0.83
Income (loss) from discontinued operations	-	(0.01)	-	0.01
Net income	$0.51	$0.54	$1.43	$0.84

Shares used in computing:
Basic	15,580,678	16,431,017	15,748,032	16,609,229
Diluted	15,706,531	16,535,851	15,816,923	16,752,750

(a) Net of depreciation and amortization from continuing operations for the third quarter and year-to-date 2008 of $4.5 million and $14.2 million, and 2007 of $6.3 million and $18.2 million respectively.

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	September 28, 2008	December 30, 2007
Assets
Current assets:
Cash and cash equivalents	$44,414	$36,328
Short–term investments	4,292	53,300
Accounts receivable, net	67,818	76,965
Accounts receivable from joint ventures	1,440	3,368
Accounts receivable, other	1,773	2,319
Inventories	45,992	51,243
Prepaid income taxes	1,795	5,160
Deferred income taxes	7,466	10,180
Asbestos-related insurance receivables	4,303	4,303
Other current assets	5,222	3,888
Total current assets	184,515	247,054

Property, plant and equipment, net	147,343	147,203
Investments in unconsolidated joint ventures	30,974	30,556
Deferred income taxes	16,867	9,984
Pension asset	2,173	2,173
Goodwill and other intangibles	10,131	10,131
Asbestos-related insurance receivables	19,149	19,149
Long-term marketable securities	48,582	-
Other assets	4,795	4,698
Total assets	$464,529	$470,948

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$18,906	$22,127
Accrued employee benefits and compensation	20,849	14,991
Accrued income taxes payable	3,318	6,326
Asbestos-related liabilities	4,303	4,303
Other current liabilities	12,438	20,539
Total current liabilities	59,814	68,286

Noncurrent pension liability	3,929	8,009
Noncurrent retiree health care and life insurance benefits	6,288	6,288
Asbestos-related liabilities	19,341	19,341
Other long-term liabilities	8,061	5,043
Shareholders’ equity	367,096	363,981
Total liabilities and shareholders’ equity	$464,529	$470,948

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
Fax: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
william.tryon@rogerscorporation.com
Fax: 860-779-5509